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Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

October 26, 2012

SCBT Financial Corporation
520 Gervais Street
Columbia, South Carolina 29201

  Re:
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to SCBT Financial Corporation, a South Carolina corporation ("SCBT"), in connection with the Registration Statement on Form S-4 (as amended, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"), relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 1,836,751 shares of common stock, par value $2.50 per share ("Common Stock"), of the Company (the "Shares") to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of August 7, 2012, by and between SCBT and The Savannah Bancorp, Inc., a Georgia corporation (as it may be amended from time to time, the "Merger Agreement").

        In rendering this opinion, we have examined the Registration Statement, the Merger Agreement and such corporate records, other documents and matters of law as we have deemed necessary or appropriate. In rendering this opinion, we have relied, with your consent, upon oral and written representations of officers of SCBT and certificates of officers of SCBT and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity of certified copies submitted to us with the original documents to which such certified copies relate and the legal capacity of all individuals executing any of the foregoing documents.

        Based on and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are or will be, upon issuance, duly authorized and, when the Registration Statement has been declared effective by order of the Commission and if and when the Shares have been issued and paid for upon the terms and conditions set forth in the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

        The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) an implied covenant of good faith and fair dealing. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the references to our name therein, as well as under the heading "Legal Matters" in the related prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ Wachtell, Lipton, Rosen & Katz

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  Exhibit 5.1